             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                          FORM 8-K

                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934


        Date of Report (date of earliest event reported):
                      January 18, 1996




                     XEROX CORPORATION
   (Exact name of registrant as specified in its charter)



 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)


                   800 Long Ridge Road
                     P. O. Box 1600
            Stamford, Connecticut  06904-1600
    (Address of principal executive offices)(Zip Code)


    Registrant's telephone number, including area code:
                      (203) 968-3000


             This document consists of 3 pages.

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Item 5.   Other Events

Registrant today announced agreements to sell all of the remaining insurance units of Talegen Holdings, Inc., the property/casualty insurance group, a wholly-owned indirect subsidiary of Registrant ("Talegen"), for a total of $2.7 billion to investor groups led by Kohlberg Kravis Roberts &
Co. and existing management. Consideration will consist of cash, securities, performance-based instruments and the assumption of Talegen debt.

The agreements were approved by Registrant's board of directors in a special meeting Wednesday and are subject to regulatory approvals and customary buyer financing and closing conditions.

Registrant announced in January 1993 that it would disengage from its insurance and other financial services businesses. The sales of the Talegen units will, on closing, effectively complete Registrant's strategy to exit financial services. These transactions will significantly reduce Registrant's debt, strengthen Registrant's financial position and allow Registrant to focus its resources on its core document processing business.

The sales, expected to close in the middle of this year, will consist of two concurrent transactions totaling $2.7 billion:

-- for the four Talegen insurance operating units and related service companies: approximately $1.3 billion in cash, $450 million in preferred stock in a new company formed by the KKR group and $360 million of debt to be assumed or refinanced by the buyers, and;

--  for The Resolution Group, the unit that manages
    Talegen's run-off businesses: approximately $150 million in cash and $462 million in performance-based instruments issued by another company formed by the KKR group.

Registrant will continue to provide excess-of-loss reinsurance through Ridge Reinsurance Limited ("Ridge Re") to the Talegen units, unchanged from coverage in place since 1992. Ridge Re is a wholly-owned indirect subsidiary of Registrant that provides reinsurance coverage to current and former Talegen units.

In a separate transaction, Registrant announced an agreement to sell the remaining portion of First Quadrant Corporation, an asset management subsidiary of Talegen, to Affiliated Managers Group ("AMG"). This transaction, expected to close in the first quarter, is also subject to regulatory approvals and customary closing conditions. AMG, located in Boston, is a private holding company with investment affiliates.

In connection with the Talegen sales, Registrant will record an after-tax charge of approximately $1.5 billion for the fourth quarter of 1995, consisting of a non-cash loss on the sales of approximately $975 million and $525 million primarily to cover additional Talegen loss reserves and all estimated future expenses associated with the excess-of-loss reinsurance coverage to Talegen. Effective with the issuance of the 1995 financial statements, insurance operations, including the $1.5 billion charge, will be treated as discontinued operations and all prior periods will be restated.

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

The insurance operations being sold consist of five independent insurance groups and three insurance-related service companies. In 1995, Registrant sold three Talegen units: Constitution Reinsurance Corporation for $421 million; Viking Insurance Company of Wisconsin for $103 million; and the insurance segment of First Quadrant. Including these sales, Registrant will have received a total of $3.3 billion for Talegen.


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                        SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.


                                     XEROX CORPORATION


                                     By: MARTIN S. WAGNER
                                         Assistant Secretary

Dated:  January 18, 1996

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